Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of May 7, 2025 (the "Effective Date") if, as of that date, it has been signed by both parties: East West Bank, a California banking corporation (the "Bank"), and Christopher Del Moral-Niles (the "Executive"). In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
EMPLOYMENT

The Bank hereby employs Executive and Executive accepts employment with the Bank upon the terms and conditions herein set forth.

1.1    Employment. The Bank hereby employs Executive, and Executive agrees to serve, as the Bank's Executive Vice President - Chief Financial Officer during the term of this Agreement. Executive agrees to perform such duties as may be assigned to Executive from time to time by the Bank and/or its Board of Directors. Executive agrees to devote substantially all of Executive's full business time and attention and best efforts to the affairs of the Bank during the term of this Agreement.

1.2    Term. The term of employment of Executive hereunder will be for the period commencing on the Effective Date and ending on May 6, 2027. Thereafter, this Agreement is subject to renewal as may be mutually agreed by the Bank's Board of Directors and Executive for subsequent two-year terms.

ARTICLE II
COMPENSATION

2.1    Base Salary. During the employment of Executive, the Bank shall pay to the Executive a base salary at the rate of $700,000 for the calendar year 2025, and thereafter at a rate determined by the Chief Executive Officer and the Board Compensation Committee (the "Base Salary"). The Base Salary shall be payable in substantially equal bi-weekly installments in accordance with the Bank's standard payroll practices, and the 2025 Base Salary shall start in March and / or after execution of this Agreement.

2.2    Bonus. Executive will be eligible to participate in the Bank's annual performance-based cash incentive plan, with a target bonus opportunity ("Target Bonus") of 100% of Base Salary; provided, however, that the actual bonus for any given year will be determined and paid in accordance with the Bank's annual bonus plan arrangements applicable to senior executives generally.

2.3    Stock. Executive will be eligible for annual stock grants, such grants being in amounts, and having terms and conditions as approved by the Board of Directors of the Bank (the "Board"). The stock grants will serve as a long-term incentive plan that has and will have vesting schedules approved by the Board. The annual stock grant will be performance restricted stock units (Performance RSUs) awarded pursuant to the East West Bancorp, Inc. Stock Incentive Plan (the "Equity Plan"), with a three-year cliff vesting period and with such performance criteria or other criteria as shall be approved by the Board for senior executives generally.

2.4    Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all reasonable expenses of travel, and reasonable living expenses while away from home on business at the request of, or in the service of, the Bank, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Bank.

2.5    Benefits. During employment with the Bank, Executive will participate in all employee benefit plans and perquisite arrangements that are made available to senior executives of the Bank generally, as such plans or arrangements may be amended from time to time in the Bank's sole discretion. Executive shall be eligible for 21 days of paid vacation annually.

ARTICLE III
NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

3.1    Confidentiality Agreement. Concurrently with the execution and delivery of this Agreement, and as part of the consideration for the promises and undertakings by the Bank in this Agreement, Executive shall execute and deliver the Non-disclosure, Assignment of Inventions and Proprietary Rights Agreement attached as Exhibit "A" hereto and incorporated herein by reference (the "Confidentiality Agreement").

3.2    Confidentiality. Except to the extent already publicly available, Executive agrees to keep the terms of this Agreement and the other terms of Executive's employment strictly confidential.

3.3    Other Activities. Subject to the terms of the employment hereunder, Executive shall devote Executive's full business time and best efforts to the performance of Executive's duties and responsibilities for the Bank. Executive will not, without the prior written approval of the Bank's Board of Directors, engage in any other business activity for or investment opportunity with any Competitive Business, or which would unreasonably interfere with the performance of Executive's duties, services, and responsibilities hereunder, or which is in violation of policies established from time to time by the Bank.

For purposes of this Article III, the term "Competitive Business" shall mean any business competitive with any of the business(es) engaged in by the Bank or its affiliates.

3.4    Non-Solicitation. During the term of Executive's employment and for a period of one (1) year after Executive's employment with the Bank terminates, Executive shall not induce any employee or consultant of the Bank, or any affiliate or subsidiary thereof to leave their employ or otherwise sever their relationship. Executive also shall not solicit or interfere with the contractual relationship with customers or vendors of the Bank.

3.5    No Violation of Other Agreements. Executive represents that, to the best of Executive's knowledge, performance of all the terms of this Agreement and as an employee of the Bank does not and will not breach any obligation of Executive:

(a)Not to compete or interfere with the business of a former employer (which term for purposes of this Section 3.5 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant); or

(b)Not to solicit employees, customers or vendors of any former employer.

ARTICLE IV
TERMINATION

4.1    Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

(a)    Cause. "Cause" shall be defined as follows:

(i)    Executive has engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, law, rule, regulation or policy or procedure of the Bank (including but not limited to policies and procedures pertaining to harassment and discrimination); or has been convicted of or pied guilty or nolo contendere to any crime or offense (other than minor traffic violations or similar offenses) which is likely to have a material adverse impact on the business, operations or financial condition of the Bank, or any act constituting a felony;

(ii)    Executive has been habitually negligent in the discharge of Executive's duties to the Bank, or has repeatedly refused to perform stated or assigned duties, or has demonstrated a history of substandard performance, attendance and/or punctuality if such substandard performance is not cured to the satisfaction of the Chief Executive Officer or his/her designated representative promptly following notice to Executive;

(iii)    Executive has materially breached any of the provisions of any agreement with the Bank or other affiliated entity;

(iv)    Actions by Executive involving willful malfeasance or gross negligence in the performance of Executive's duties;

(v)    Executive's failure or refusal to perform Executive's duties as required by this Agreement on an exclusive and full-time basis if such failure to perform Executive's duties is not cured to the satisfaction of the Chief Executive Officer or his/her designated representative promptly following notice to Executive;

(vi)    Executive's insubordination or failure to follow the Chief Executive Officer's or the Board of Directors' instructions; and

(vii)    Executive's violation of any reasonable rule or regulation of the Board of Directors applicable to all senior executives if such violation is not cured to the satisfaction of the Board of Directors promptly following notice to Executive.

(b)    Change in Control. "Change of Control" means: (i) any date upon which the directors of the Bank who were last nominated by the Board for election as directors cease to constitute a majority of the directors of the Bank, excluding any directors who were nominated by those that became directors as a result of a contested director election (proxy contest); (ii) the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12b-2 promulgated under the Exchange Act of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Bank representing over 50% of the voting power of the Bank; provided, however, that the terms "person" and "entity," as used in this clause (ii), shall not include (a) the Bank or any of its subsidiaries, (b) any employee benefit plan of the Bank or any of its subsidiaries, (c) any entity holding voting securities of the Bank for or pursuant to the terms of any such plan or (d) any person or entity who was an over 50% Stockholder on the date of adoption of the Plan by the Board; or (iii) a reorganization, merger or consolidation of the Bank (other than a reorganization, merger or consolidation the purpose of which is (a) to change the Bank's domicile solely within the United States or (b) the formation of a holding Bank in which the shareholders of the holding Bank after its formation are substantially the same as for the Bank prior to the holding Bank formation), the consummation of which results in the outstanding securities of any class then subject to Awards being exchanged for or converted into cash, property or a different kind of securities.

(c)    Disability. "Disability" shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive's duties hereunder in substantially a full-time capacity (reasonable absences because of sickness for up to three (3) consecutive months excepted, provided, however, that (i) any new period of incapacity or absence and the new capacity or absence is determined by the Bank's Board of Directors, in good faith, to be related to the prior incapacity or absence, and (ii) in no event will the absence exceed more than one hundred twenty (120) days in any twelve-month period.) A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Bank and Executive or, in the event of Executive's incapacity to designate a doctor, Executive's legal representative. In the absence of agreement between the Bank and Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

(d)    Performance RSUs. "Performance RSUs" shall mean restricted stock units tied to specified goal achievement.

4.2    Termination by Bank. The Bank may terminate Executive's employment hereunder immediately for Cause. Subject to the other provisions contained in this Agreement, the Chief Executive Officer of the Bank may terminate this Agreement on behalf of the Bank for any reason other than Cause upon 30 days' written notice to Executive.

4.3    Termination by Executive. The Executive may terminate this Agreement upon thirty (30) days' written notice to the Bank.

4.4    Benefits Received Upon Termination.

(a)    If the Executive's employment is terminated by the Bank for Cause, or if this Agreement is terminated by Executive, then the Bank shall pay Executive's Base Salary through the effective date of such termination plus credit for any vacation earned but not taken ("Accrued Obligations") and the Bank shall thereafter have no further obligations to Executive under this Agreement.

(b)    If the Executive's employment is terminated by the Bank without Cause, the Bank shall pay to the Executive within two business days following the date of termination any Accrued Obligations. If Executive executes a general release agreement in favor of the Bank in a form satisfactory to the Bank, then the Bank shall additionally:

(i)    pay to the Executive as severance pay (a) a lump sum equal to the remainder of     Executive's Base Salary in effect as of the date of termination through the end of the two-year term then in effect, plus (b) a lump sum Bonus equal to 100% of Executive's then-current salary (collectively "Severance Pay"). Severance Pay shall be paid within seven business days after any revocation period in the general release has passed;

(ii)    allow any equity award pursuant to Section 2.3 to continue to vest according to the grant date schedules, provided that, Performance RSUs will be settled based on performance unit goal achievement, except that if such termination of employment occurs within two (2) years after a Change of Control, such performance RSUs will be settled as follows: (i) any RSUs for which the performance period has elapsed will continue to vest based on performance unit goal achievement, and (ii) any RSUs for which the performance period has not lapsed will be converted into time-based units based on the target performance level.

(c)    Termination Because of Employee Disability. If Executive becomes eligible for the Bank's long term disability benefits or if, in the sole opinion of the Bank, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of Executive's Disability, then, to the extent permitted by law, the Bank may terminate Executive's employment. Upon the Bank's termination of Executive's employment due to Disability, Executive shall be entitled to receive the Accrued Obligations, payable as provided in Section 4.4(a). In addition, pursuant to the terms of the Equity Plan, all unvested RSUs that have been granted prior to the date of Disability shall immediately vest. Thereafter all obligations of the Bank under this Agreement shall cease. Nothing in this Section shall affect Executive's rights under any disability plan in which Executive is a participant.

(d)    Termination By Death of Executive. Executive's employment shall terminate automatically upon Executive's death, in which case the Accrued Obligations as provided in Section 4.4(a) shall be paid out, and all other obligations of the Bank under this Agreement shall cease. In addition, pursuant to the terms of the Equity Plan, all unvested RSUs that have been granted prior to the date of death shall immediately vest. Nothing in this Section shall affect any entitlement of Executive's heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

ARTICLE V
ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO BANK

5.1    Assumption of Obligations. The Bank will advise any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, of the obligations arising from this Agreement. If the nature of the transaction does not already obligate the successor to assume all obligations under this Agreement, then the Bank will utilize its best efforts to obtain the agreement of the successor or assign to assume all the obligations arising from this Agreement expressly, absolutely and unconditionally, and to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Any failure of the Bank to obtain such agreement prior to the effectiveness of any such succession or assignment shall be deemed to be a material breach of this Agreement. Executive, may, at Executive's sole option, refuse any such assignment of this Agreement, and such refusal will be treated as a voluntary resignation of employment. The obligations of this Article shall apply equally to the Bank as herein before defined, and any future successor or assign to its business which executes and delivers the agreement provided by the Bank pursuant to this Article or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law (i.e. the obligation to obtain the agreement of a potential second successor is assumed by the first successor when it assumes the obligations of this Agreement). The obligations of this Article shall also apply to any corporation (i.e. subsidiary or affiliated Bank) where the Bank owns the majority of the voting securities of the corporation and the corporation becomes the employer for Executive at any time during the term of this Agreement.

ARTICLE VI
GENERAL PROVISIONS

6.1    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

lf to the Bank: Chief Human Resources Officer
135 N. Los Robles, Pasadena, CA 91101

If to the Executive: Christopher Del Moral-Niles
39 S Los Robles Ave, Suite 6010, Pasadena, CA 91101

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices or change of address shall be effective only upon receipt.

6.2    No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6.4    Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.6    Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

6.7    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

6.8. Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 6.8, the Bank may assign or delegate its rights, duties, and obligations hereunder (i) to any affiliate, or (ii) to any person or entity which succeeds to all or substantially all of the business of the Bank through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Bank; provided that such person assumes the Bank's obligations under this Agreement in accordance with Section 5.1.

6.9    Arbitration of Disputes. All disputes, controversies, and claims between Executive and the Bank, or any of its officers, directors, employees, or agents in their capacity as such, that arise under or are related to Executive's employment shall be submitted to binding arbitration pursuant to the Arbitration Agreement signed by Executive on or about September 27th, 2023.

6.10    Taxes and Section 409A. All amounts paid under this Agreement (including without limitation Annual Base Salary, Severance Pay, and annual bonus) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

a.    Section 409A. The Bank and Executive intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code ("Section 409A") (including under Treasury Regulation §§ 1.409A-1(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable prov1s1ons of Treasury Regulation §§ l .409A-l through A-6).

b.    For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Bank and Executive agree to negotiate in good faith to amend the Agreement as may be necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Bank nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. With respect to the time of payments of any amounts under this Agreement that are "deferred compensation" subject to Section 409A, references to "termination of employment" (and substantially similar phrases) shall mean "separation from service" within the meaning of Section 409A. Further, with respect to any amounts payable under this Agreement that are determined to be "deferred compensation" subject to Section 409A, such payment or benefit will be made at such times and in such forms as the Bank determines are required to comply with Section 409A (including, without limitation, in the case of a

"specified employee" within the meaning of Section 409A, the six (6) month delay payable upon a separation from service).

c.    For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be "deferred compensation" within the meaning of Section 409A, then (a) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year; (b) the expense reimbursement shall be made on or before the last day of Executive's taxable year following the year in which the expense was incurred; and (c) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

6.11    Indemnification. Except to the extent arising from the Executive's gross negligence or willful misconduct, to the extent permitted by law, applicable statutes and the Articles of Incorporation, By-laws or resolutions of the Bank in effect from time to time, the Bank shall indemnify Executive against liability or loss arising out of Executive's actual or asserted misfeasance or nonfeasance in the performance of Executive's duties or out of any actual or asserted wrongful act against, or by, the Bank including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom.

The Bank shall endeavor to obtain Directors and Officers Liability Insurance to indemnify and insure the Bank and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees, or devisees of Executive.

6.12    Executive Acknowledgement:

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE'S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT OR ANY AGREEMENTS REFERENCE HEREIN.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EAST WEST BANCORP, INC.
/s/ GARY TEO
Gary Teo
Chief Human Resources Officer

/s/ CHRISTOPHER DEL MORAL-NILES
Employee: Christopher Del Moral-Niles